Exhibit 99.1

UMH PROPERTIES, INC. 2023 OPERATIONS UPDATE

FREEHOLD, NJ, October 2, 2023……UMH Properties, Inc. (NYSE:UMH) (TASE:UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, is providing investors with an update on our third quarter 2023 operating results:

1.	Year-to-date, we have rented 900 new homes and sold 124 new homes. That includes 289 new homes rented and 42 new homes sold this quarter. The 900 new rental homes and 124 new home sales generate additional home rent and lot rent. Year-to-date, the monthly rental revenue being billed to residents has increased 9.7% as compared to our January 1st rent roll.

2.	Home sales revenue for the nine months has increased from $20.3 million last year to $23.4 million this year, representing an increase of 15%. We currently have over $3.5 million in pending home sales that should close in the 4th quarter.

UMH revenue consists of our rental and related charges, which now annualizes over $194 million, and our home sales revenue, which is $23.4 million for the first 3 quarters.

Samuel A. Landy, President and CEO of UMH Properties, Inc., stated “The UMH team is on track to place 1,000 families in new factory-built rental homes in 2023. UMH is achieving our social mission of providing quality affordable housing through manufactured housing communities. We have added over 900 newly occupied rental units to our portfolio this year and sold 124 new homes. The installation and occupancy of these units is a team effort that involves the factories that build our homes, the set-up crews and utility companies that install the units, and our staff that does an outstanding job leasing, maintaining and managing our 135 communities containing 25,800 sites, including 9,877 rental homes. Demand remains strong and we are planning on installing and renting an additional 700 to 1,000 new homes next year while continuing to grow our sales income.”

It should be noted that the financial information set forth above reflects our preliminary estimates with respect to such information, based on information currently available to management, and may vary from our actual financial results as of and for the quarter ending September 30, 2023. UMH’s full Third Quarter 2023 results will be released on Wednesday, November 8, 2023, after the close of trading on the New York Stock Exchange and will be available on the Company’s website at www.umh.reit, in the Financials section. Senior management will discuss the results, current market conditions and future outlook on Thursday, November 9, 2023, at 10:00 a.m. Eastern Time.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities containing approximately 25,800 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact: Nelli Madden

732-577-4062